EXHIBIT 11.1

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE QUARTERS ENDED JULY 3, 2004 AND JULY 5, 2003

(Unaudited)

	2004	2003
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 1,130,000	$ 581,000
Average common shares outstanding	7,352,000	7,335,000
Basic Earnings Per Common Share	$ 0.15	$ 0.08

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 1,130,000	$ 581,000
Average common shares outstanding	7,352,000	7,335,000
Dilutive effect of restricted stock	54,000	14,000
Common shares issuable in respect to options issued to employees with a dilutive effect	109,000	17,000
Total diluted common shares outstanding	7,515,000	7,366,000
Diluted Earnings Per Common Share	$ 0.15	$ 0.08

EXHIBIT 11.2

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE SIX MONTHS ENDED JULY 3, 2004 AND JULY 5, 2003

(Unaudited)

	2004	2003
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 2,385,000	$ 1,470,000
Average common shares outstanding	7,348,000	7,335,000
Basic Earnings Per Common Share	$ 0.32	$ 0.20

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 2,385,000	$ 1,470,000
Average common shares outstanding	7,348,000	7,335,000
Dilutive effect of restricted stock	50,000	14,000
Common shares issuable in respect to options issued to employees with a dilutive effect	85,000	8,000
Total diluted common shares outstanding	7,483,000	7,357,000
Diluted Earnings Per Common Share	$ 0.32	$ 0.20

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